Exhibit 21


                     SUBSIDIARIES OF SILICONIX INCORPORATED


                                      Jurisdiction
                                      of Incorporation                   Percent
               Subsidiary             or Organization                     Owned
               ----------             ---------------                     -----

1.  Siliconix Limited                 United Kingdom                      100%

2.  Siliconix (Taiwan) Limited        Taiwan                              100%

3.  Siliconix, Ltd. (Taiwan)          Taiwan                              100%

4.  Siliconix Technology C.V.         Netherlands                         100%

5.  Siliconix Technology B.V.         Netherlands                         100%

6.  Siliconix Semiconductor, Inc.     United States (Delaware)            100%

7.  Vishay Siliconix, LLC             United States (Delaware)            100%

8.  Shanghai Simconix Co. Ltd.        People's Republic of China           95%

9.  Siliconix Israel                  Israel                              100%